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                                                                     EXHIBIT 5.1
                               WOODBURN AND WEDGE
                             One East First Street
                                   Suite 1600
                              Post Office Box 2311
                                 Reno, NV 89505

                                        February 15, 1996

Cyanotech Corporation
73-4460 Queen Kaahumanu Hwy.
Suite 102
Kailua-Kona, Hawaii 96740

                Re: Registration Statement Form SB-2, 1,725,000

Ladies and Gentlemen:

    We have acted as special Nevada counsel to Cyanotech Corporation, a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 1,725,000 shares of the Company's Common Stock, $0.005 par value per share (the "Shares").

    In connection with this opinion, we have examined the following documents:

    A. Restated Articles of Incorporation of the Company, as amended to date, on file with the Nevada Secretary of State;

    B.  Bylaws of the Company, as amended to date;

    C. Resolutions adopted by the Board of Directors of the Company pertaining to the Shares; and

    D. The Registration Statement on Form SB-2, dated February 15, 1996, as filed by the Company with the Securities and Exchange Commission covering the Shares (the "Registration Statement"), including the Prospectus/Information Statement (the "Prospectus") constituting a part of such Registration Statement.

    In addition, we have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

    As to certain questions of fact, we have relied, without further investigation, upon certificates of governmental authorities and of officers of the Company. Additionally, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

    Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Shares to which the Registration Statement and Prospectus relate are duly authorized and, when issued and sold as described in the Registration Statement and Prospectus, will be validly issued, fully paid and non-assessable.

    The foregoing opinion is limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter. We are members of the bar of the State of Nevada. We express no opinion as to the effect and application of any United States federal law, rule or regulation or any securities or blue sky laws of any state, including the State of Nevada. We are not opining on, and assume no responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of Nevada as presently in effect.
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    We hereby  consent  to  the  use  of this  opinion  as  an  exhibit  to  the
Registration Statement and to the reference to our name in the Prospectus constituting a part of such Registration Statement under the heading "Legal Matters."

                                          Very truly yours,

                                          WOODBURN AND WEDGE

                                          By:       /s/ KIRK S. SCHUMACHER

                                             -----------------------------------
                                                     Kirk S. Schumacher